Exhibit 99.1

Date:	August 3, 2010
Contact:	Gregory P. Sargen
Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS SECOND QUARTER 2010 RESULTS

East Rutherford, NJ – August 3, 2010 – Cambrex Corporation (NYSE: CBM) reports second quarter results for the period ended June 30, 2010.

Highlights

-	Reported sales decreased by 4.0%, and excluding the impact of foreign currency, sales decreased 1.8% compared to second quarter 2009.

-	EBITDA from continuing operations was $12.1 million in the second quarter 2010 compared to $13.7 million in the same quarter last year.

-	Income from continuing operations was $3.7 million in the second quarter 2010 compared to $5.5 million for the second quarter 2009.

-	Debt, net of cash was $77.0 million at the end of second quarter 2010, a decrease of $8.2 million during the quarter excluding a negative $2.5 million impact of currency on foreign cash balances.

Second Quarter 2010 Operating Results – Continuing Operations

Second quarter 2010 sales of $57.4 million were 4.0% lower than the second quarter 2009.  Excluding a 2.2% unfavorable impact of foreign exchange, reflecting a stronger U.S. dollar, sales decreased 1.8%.  The decrease is primarily due to lower demand for certain larger products including the effects of a supply chain disruption at a customer’s facility, lower pricing on generic active pharmaceutical ingredients (“APIs”) and a renegotiated contract extension for certain drug delivery products resulting in lower pricing.  These decreases were partially offset by higher sales volume of controlled substances and generic APIs.

Second quarter 2010 Gross Margin decreased to 31.2% of sales from 32.9% during the second quarter 2009, with foreign currency favorably impacting gross margin by 0.9% in the second quarter 2010.  Lower pricing, unfavorable product mix and inefficiencies related to the ramp-up of the new addition to the Company’s manufacturing facility in Italy were the main drivers of the lower margins.

Selling, General and Administrative Expenses in the second quarter 2010 were $8.2 million compared to $8.5 million in the same period last year.  The decrease is a result of lower legal fees and insurance premiums.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Research and Development Expenses increased to $2.8 million in the second quarter 2010 from $2.2 million in the second quarter 2009 primarily due to higher process development costs related to the IEP acquisition, and the development of other new products and technology platforms.

As a result of the above items, Operating Profit decreased to $6.9 million in the second quarter 2010 from $9.0 million in the second quarter 2009.

The Provision for Income Taxes totaled $2.1 million, a 35.9% effective tax rate, in the second quarter 2010.  The Company’s effective tax rate has been and is expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits where there has been a recent history of losses, primarily in the U.S.

Income from Continuing Operations for the second quarter 2010 was $3.7 million or $0.12 per share compared to $5.5 million or $0.19 per share in the second quarter 2009.

Capital expenditures and depreciation for the second quarter 2010 were $2.4 million and $5.2 million compared to $3.6 million and $4.7 million in the second quarter 2009, respectively.

Steven M. Klosk, President and Chief Executive Officer, said, “I am encouraged by several recent trends and developments within our business.  Orders for generic APIs continued to be strong through the first six months compared to last year, the number of requests for proposals for clinical stage products has been trending up, there has been increased demand for our controlled substances products and cash flow for the quarter was very positive.

“We continue to be very excited about our recently acquired biocatalysis business, Cambrex IEP, which closed its first long-term licensing contract with a large pharmaceutical company since we acquired it last quarter.  IEP’s capabilities and technologies have been favorably received by the customers that our team has met with in the last three months, and our assessment of the opportunities to commercialize our technology is ongoing and very positive.

“We are making progress in securing new supply agreements for our drug delivery products and introducing new generic products, which combined with an ongoing focus on cost reductions throughout the business, should mitigate price declines in those categories.”

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Discontinued Operations

Discontinued Operations in the second quarter 2010 financial statements includes a benefit as a result of the expiration of a contingent liability and charges for environmental remediation related to sites of divested businesses.

Guidance – Continuing Operations
The Company continues to expect that sales for 2010, excluding the impact of foreign currency, will be between a decline of 5% and an increase of 1% versus 2009, and that full year 2010 EBITDA will be between $41 and $47 million.

For 2010, capital expenditures are expected to be approximately $12 to $15 million and depreciation is expected to be $21 to $23 million.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the second quarter 2010 Form 10-Q is filed with the SEC.

Conference Call and Webcast

The Conference Call to discuss second quarter 2010 results will begin at 8:30 a.m. Eastern Time on Wednesday, August 4, 2010 and last approximately 45 minutes.  Those wishing to participate should call 1-888-631-5931 for domestic and +1-913-981-5544 for international.  Please use the pass code 7920949 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Wednesday, August 11, 2010 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 7920949 to access the replay.

Forward Looking Statements

This document may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under The Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions in connection with any discussion of future financial and operating performance.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout the Company’s public filings.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, the Company’s ability to satisfy the continued listing standards of the New York Stock Exchange, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its facilities or products and other factors described under the caption “Risk Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  New factors emerge from time to time and it is not possible for the Company to predict which will arise.  In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2009 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the U.S. Securities and Exchange Commission.

About Cambrex

Cambrex provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics including APIs, advanced intermediates, enhanced drug delivery, and other products for branded and generic pharmaceuticals.  The Company currently employs approximately 850 people worldwide.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended June 30, 2010 and 2009
(in thousands)

	2010		2009
	Amount	% of Sales	Amount	% of Sales

Gross Sales	$57,403	100.0%	$59,766	100.0%
Allowances and Rebates	376	0.7%	5	0.0%
Net Sales	57,027	99.3%	59,761	100.0%

Other Revenues	1,190	2.1%	(480)	-0.8%

Net Revenues	58,217	101.4%	59,281	99.2%

Cost of Goods Sold	40,284	70.2%	39,598	66.3%

Gross Profit	17,933	31.2%	19,683	32.9%

Operating Expenses
Selling, General and Administrative Expenses	8,184	14.3%	8,546	14.3%
Research and Development Expenses	2,841	4.9%	2,161	3.6%
Total Operating Expenses	11,025	19.2%	10,707	17.9%

Operating Profit	6,908	12.0%	8,976	15.0%

Other Expenses/(Income):
Interest Expense, net	1,171	2.0%	1,142	1.9%
Other Expense/(Income), net	14	0.0%	(41)	-0.1%

Income Before Income Taxes	5,723	10.0%	7,875	13.2%

Provision for Income Taxes	2,057	3.6%	2,416	4.1%

Income from Continuing Operations	$3,666	6.4%	$5,459	9.1%

Income from Discontinued Operations	1,105	1.9%	-	0.0%

Net Income	$4,771	8.3%	$5,459	9.1%

Basic Earnings per Share of Common Stock:
Income from Continuing Operations	$0.12		$0.19
Income from Discontinued Operations	$0.04		$-
Net Income	$0.16		$0.19

Diluted Earnings per Share of Common Stock:
Income from Continuing Operations	$0.12		$0.19
Income from Discontinued Operations	$0.04		$-
Net Income	$0.16		$0.19

Weighted Average Shares Outstanding
Basic	29,333		29,222
Diluted	29,404		29,247

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Six Months Ended June 30, 2010 and 2009
(in thousands)

	2010		2009
	Amount	% of Sales	Amount	% of Sales

Gross Sales	$113,558	100.0%	$119,766	100.0%
Allowances and Rebates	712	0.6%	338	0.3%
Net Sales	112,846	99.4%	119,428	99.7%

Other Revenues	1,464	1.3%	885	0.8%

Net Revenues	114,310	100.7%	120,313	100.5%

Cost of Goods Sold	81,884	72.1%	81,497	68.1%

Gross Profit	32,426	28.6%	38,816	32.4%

Operating Expenses
Selling, General and Administrative Expenses	16,980	15.0%	17,594	14.6%
Research and Development Expenses	4,826	4.2%	3,898	3.3%
Total Operating Expenses	21,806	19.2%	21,492	17.9%

Operating Profit	10,620	9.4%	17,324	14.5%

Other Expenses/(Income):
Interest Expense, net	2,369	2.1%	2,299	2.0%
Other Expense/(Income), net	17	0.0%	(108)	-0.1%

Income Before Income Taxes	8,234	7.3%	15,133	12.6%

Provision for Income Taxes	2,885	2.6%	4,936	4.1%

Income from Continuing Operations	$5,349	4.7%	$10,197	8.5%

Income from Discontinued Operations	1,105	1.0%	-	0.0%

Net Income	$6,454	5.7%	$10,197	8.5%

Basic Earnings per Share of Common Stock:
Income from Continuing Operations	$0.18		$0.35
Income from Discontinued Operations	$0.04		$-
Net Income	$0.22		$0.35

Diluted Earnings per Share of Common Stock:
Income from Continuing Operations	$0.18		$0.35
Income from Discontinued Operations	$0.04		$-
Net Income	$0.22		$0.35

Weighted Average Shares Outstanding
Basic	29,324		29,211
Diluted	29,402		29,227

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of EBITDA
For the Quarters and Six Months Ended June 30, 2010 and 2009
(in thousands)

	Second Quarter 2010	Second Quarter 2009

Operating Profit	$6,908	$8,976

Depreciation and Amortization	5,226	4,729

EBITDA	$12,134	$13,705

	Six Months 2010	Six Months 2009

Operating Profit	$10,620	$17,324

Depreciation and Amortization	10,610	9,415

EBITDA	$21,230	$26,739

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of June 30, 2010 and December 31, 2009
(in thousands)

Assets	June 30, 2010	December 31, 2009

Cash and Cash Equivalents	$23,086	$52,365
Trade Receivables, net	32,526	32,025
Inventories, net	57,330	58,369
Prepaid Expenses and Other Current Assets	8,146	6,654
Total Current Assets	121,088	149,413

Property, Plant and Equipment, net	140,808	161,149
Goodwill and Intangibles, net	38,216	36,360
Other Non-Current Assets	3,901	4,593

Total Assets	$304,013	$351,515

Liabilities and Stockholders' Equity

Accounts Payable	$15,669	$17,038
Accrued Expenses and Other Current Liabilities	34,137	38,013
Total Current Liabilities	49,806	55,051

Long-term Debt	100,000	120,800
Deferred Income Taxes	15,460	17,305
Accrued Pension and Postretirement Benefits	38,940	40,963
Other Non-Current Liabilities	13,021	14,126

Total Liabilities	$217,227	$248,245

Stockholders’ Equity	$86,786	$103,270

Total Liabilities and Stockholders’ Equity	$304,013	$351,515

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com